Exhibit 99.1

For Release:	January 17, 2008

Contact:	Douglas Stewart, President-CEO
Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION
ANNOUNCES EARNINGS AND DIVIDEND

Sidney, Ohio OTCBB - “PSFC”

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Corporation’s results for the second quarter of the fiscal year ending June 30, 2008 and the year to date results for the period ending December 31, 2007, as well as declaration of its regular quarterly dividend to paid to its shareholders.

Net income for the quarter ended December 31, 2007 was $221,000, or $0.17 basic and diluted earnings per share.  This compares to $280,000, or $0.21 basic and diluted earnings per share for the same period ended December 31, 2006.  This represents a decrease in net income of $59,000.  The most significant change occurred in noninterest expense, which increased $57,000 during the current quarter.  The increase in noninterest expense resulted primarily from an increase in computer processing relating to the addition of Internet banking and an increase in professional services relating to compliance issues resulting from new government regulations and requirements.  Provision for loan losses increased $19,000 from a negative provision of $21,000 for the three months ended December 31, 2006 to a negative provision $2,000 for the three months ended December 31, 2007.  Net interest income also decreased $10,000 during the current quarter, as increases in interest income have not kept pace with increases in interest expense mostly due to the soft demand for interest income producing mortgage products.

The Corporation’s year to date net income for the six months ended December 31, 2007 was $432,000, or $0.32 basic and diluted earnings per share.  This compares to $569,000, or $0.42 basic and diluted earnings per share for the same period a year ago.  This year to date comparison represents a decrease in net income of $137,000 for the current year.  For the six-month comparison, the Corporation realized an increase of $152,000 in provision for loan losses from a negative provision of $69,000 for the six months ended December 31, 2006 to a provision for loan losses of $83,000 for the current six-month period.  The increase in provision for loan losses in the current year to date is largely due to increases in specific allocations on impaired loans.  Also contributing to the decrease in net income was an increase in noninterest expense of $46,000 and a decrease of $16,000 in net interest income during the current period.  A decrease of $72,000 in income tax expense provided a partial offset to the decline in net income.

At its regular meeting held January 10, 2008, the Board of Directors declared a regular quarterly dividend of $0.16 per share for record holders as of January 31, 2008 and payable on February 15, 2008.

Stewart commented, “We continue to manage our asset quality by providing appropriate reserve allowances for probable losses on loans due to the general downturn of the economy and the housing market.  We sacrifice some earnings potential by remaining conservative in our loan underwriting policies and procedures to protect the quality in our loan portfolio, in an attempt to keep any unforeseen losses at a minimum.”

Assets of the Corporation at December 31, 2007 totaled $136.5 million with shareholders’ equity of $15.6 million.

Peoples Federal operates from its main office and separate drive-through facility in downtown Sidney and its branches in Anna, Jackson Center and the Sidney Wal-Mart Supercenter.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases “should result,” “will likely result,” “will enable,” “are expected to,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation’s market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The Corporation wishes to advise readers that the factors listed could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.